Exhibit 3.2

COMPANIES ACTS, 1963 to 2005

COMPANY LIMITED BY SHARES

(New)

ARTICLES OF ASSOCIATION

of

MERRION PHARMACEUTICALS LIMITED

(Adopted by Special Resolution passed 10 April 2006)

PRELIMINARY

1.	Table A: The regulations in Part II of Table A in the First Schedule to the Act (as amended by the Acts) will apply to the company subject to the alterations herein contained and will, so far as not inconsistent with these presents, bind the company and the shareholders.

2.	Definitions: In these Articles, unless the context otherwise requires:

the 1983 Act means the Companies (Amendment) Act, 1983;

the 1990 Act means the Companies Act, 1990;

the Acts means the Companies Acts, 1963 to 2005;

A Original Issue Date shall mean the date on which the first A Preference Shares shall have been issued by the Company;

A Original Issue Price shall mean, with respect to each A Preference Share, the original purchase price paid for such share (appropriately adjusted in the event of any shares dividend, shares split, reverse shares split or similar recapitalisation affecting such share);

Articles and these Articles means these articles of association of the Company as amended from time to time;

Asset Sale shall have the meaning ascribed thereto in the Shareholders Agreement.

the Auditors means the auditors or auditor for the time being of the Company;

B Original Issue Date shall mean the date on which the first B Preference Shares shall have been issued by the Company;

B Original Issue Price shall mean, with respect to each B Preference Share, the original purchase price paid for such share (appropriately adjusted in the event of any shares dividend, shares split, reverse shares split or similar recapitalisation affecting such share), including the original purchase price paid for any security subsequently converted into B Preference Shares;

Convertible Loan Stock Instrument means the convertible loan stock instrument of the Company in the agreed form issued on or about the date of adoption of these Articles;

Convertible Loan Stock Notes means the convertible loan stock notes issued by the Company pursuant to the Convertible Loan Stock Instrument;

Ireland means Ireland excluding Northern Ireland and all references in Table A to “the State” will be construed as meaning references to Ireland;

Option Breach shall have the meaning ascribed thereto in the Subscription Agreement;

Preference Shares means the A Preference Shares and the B Preference Shares and includes a reference to any one or more of them;

Review Date shall have the meaning ascribed thereto in Article 5.1.2;

Required Expenditure shall mean the spending by the Company (either directly or through its subsidiaries) after April 1, 2004 of €750,000 in accordance with Schedule 5;

Required Expenditure Date shall mean a date which is no later than three months following the Review Date;

Schedule 5 shall mean that Schedule 5 attached to the Subscription Agreement;

Share Sale shall have the meaning ascribed thereto in the Shareholders Agreement;

Shareholders Agreement shall mean that Shareholders Agreement dated on or about 10 April 2006 among the Company and its shareholders, including the holder or holders of A Preference Shares, as the same may be amended from time to time;

the Single-Member Company Regulations means the European Communities (Single-Member Private Limited Companies) Regulations, 1994;

Subscription Agreement shall mean the Subscription Agreement dated 23 November 2004 pursuant to which Enterprise Ireland purchased the initial 750,000 shares of Series A Preference Shares in Merrion Pharmaceuticals, Inc, as the same may be amended from time to time; and

Table A means Table A in the First Schedule to the Act.

3.	Interpretation:

3.1.	All references in Table A to the Companies Acts, 1963 to 1983 will be construed as references to the Acts.

3.2.	Unless the contrary is clearly stated, reference to any section of any of the Acts is to such section as same may be amended, extended or re-enacted (whether before or after the date hereof) from time to time.

3.3.	Reference to any legislation or document includes that legislation or document as amended or supplemented from time to time.

3.4.	Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations.

3.5.	Headings are inserted for convenience only and do not affect the construction of these articles.

SHARE CAPITAL

4.	Capital Structure: The capital of the company is €2,500,000 divided into 100,000,000 Ordinary Shares of €0.01 each, 750,000 A Preference Shares of €1 each and 750,000 B Preference Shares of €1 each. The Ordinary Shares shall confer on the holders thereof all voting rights conferred on the holders of any shares by these Articles, Table A and the Acts and, subject to the rights of the holders of the Preference Shares set out in these Articles, all rights to dividends, return of capital and participation in any surplus on a winding up conferred on any holders of shares by these Articles, Table A and the Acts.

5.	Rights attaching to Preference Shares

5.1.	A Preference Shares

5.1.1.	Attendance at Meetings

The holder or holders of A Preference Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company but shall not have the right to vote or consent with respect to any resolution to be voted upon or adopted by written consent.

5.1.2.	Dividends

(1)	The holders of A Preference Shares shall be entitled in priority to any payment of dividend on any other class of shares in the Company to be paid annually a fixed cumulative preferential dividend at the rate of 9% per annum on the A Original Issue Price for each A Preference Share held by such holder (the A Accruing Dividend), until the same may be reduced pursuant to Article 5.1.2(4) below.

(2)	The A Accruing Dividend shall accrue annually in arrears on each anniversary of the A Original Issue Date. Payment of the A Accruing Dividend shall be deferred until payment of the A Liquidation Preference on such share in accordance with Article 5.1.3 below or the redemption of such share of A Preference Shares pursuant to Article 5.1.4 below.

(3)	Upon the Company’s completion of the Required Expenditure, the Company shall notify the holders of A Preference Shares in writing that such Required Expenditure has been completed (the Required Expenditure Notice and the date of delivery of such notice to the holders of A Preference Shares, the Review Date), sending with such notice such documentation as the Company deems reasonably necessary or appropriate to validate the completion of the Required Expenditure. On the Review Date, the holders of A Preference Shares shall review the Required Expenditure Notice and the documentation provided therewith and shall determine in good faith whether the Required Expenditure has been completed. The Company shall provide the holders of A Preference Shares with such additional information and documentation as such holders may reasonably request in good faith in furtherance of determining whether the Required Expenditure has been completed.

(4)	If the holders of A Preference Shares determine in good faith that the Company has completed the Required Expenditure by the Required Expenditure Date the rate of the A Accruing Dividend shall be reduced to three percent (3%) from the date of completion of the Required Expenditure forward.

(5)	In the event of:

(a)	the Company failing to redeem A Preference Shares in accordance with Article 5.1.4 below, the holders of the A Preference Shares shall have the option to elect, by sending written notice of such election to the Company, to require the Company to pay with respect to each A Preference Share which the Company so fails to redeem, in priority to any payment of dividend on any other class of shares, the A Accruing Dividend (which shall be increased to, if not then accruing at, the rate of nine percent (9%) on the A Original Issue Price) from the A Redemption Date to the date of actual redemption of such share;

(b)	an Option Breach, the holders of A Preference Shares shall have the option to elect, by sending written notice of such election to the Company, to require the Company to pay with respect to each A Preference Share then in issue, in priority to any payment of dividend on any other class of shares, the A Accruing Dividend (which shall be increased to, if not then accruing at, the rate of nine percent (9%) on the A Original Issue Price) from the date of the Option Breach forward.

(6)	The holders of A Preference Shares shall not be entitled to participate in dividends other than to the extent set out in this Article 5.1.2.

5.1.3.	Repayment of Capital; Liquidation Preference

The holders of A Preference Shares shall have the right on the winding up of the Company to be paid for each A Preference Shares the A Original Purchase Price for such share, together with all accrued, unpaid

(and unwaived) dividends thereon, whether declared or not, down to the date of payment (the A Liquidation Preference) in priority to payment of any dividends or repayment of capital to the holders of any other shares in the Company, but shall not be entitled to any further right to participate in profits or assets of the Company.

5.1.4.	Redemption

(1)	The Company shall, subject to the Acts, redeem all A Preference Shares then in issue on the fifth anniversary of the A Original Issue Date (or, if that day is not a business day, on the next succeeding business day) (the A Redemption Date); provided that if, pursuant to the Acts, the Company is unable to redeem legally some or all of the A Preference Shares then due for redemption, then those Preference Shares the Company cannot then redeem shall be redeemed as soon as the Company becomes capable of doing so as permitted by the Acts. If the Company does not redeem all of the A Preference Shares then in issue on the A Redemption Date then, until the Company has redeemed all A Preference Shares, it will not make any other distribution to its shareholders. The price to be paid by the Company in redemption of each A Preference Share shall be a sum equal to the A Original Issue Price for such share and all accrued, unpaid (and unwaived) dividends thereon whether declared or not through the date such share is redeemed by the Company (the A Redemption Price).

(2)	In the event of an Option Breach, the holders of the A Preference Shares shall have the option to require the Company to redeem immediately all or a portion of the A Preference Shares (an A Early Redemption); provided that if, pursuant to the Acts, the Company is unable to redeem legally some or all of the A Preference Shares then due for redemption, then those A Preference Shares that the Company cannot then redeem shall be redeemed as soon as the Company becomes capable of doing so as permitted by the Acts. If the Company is unable legally to redeem some or all of the A Preference Shares then, until the Company has redeemed all such A Preference Shares, it will not make any other distribution to its shareholders. The price to be paid by the Company in redemption of each A Preference Share shall be the A Redemption Price.

5.1.5.	Conversion

(1)	In this Article 5.1.5, a Conversion Event means the completion of an investment within five (5) years of the A Original Issue Date by external and/or financial and/or trade investor(s) in the Company through an investment in which the Company’s value prior to such investment is determined to be at least €2,000,000. New Shares means the class or series of shares issued to external and/or financial and/or trade investor(s) in a Conversion Event.

(2)	On the occurrence of a Conversion Event, the holders of A Preference Shares shall have the option, for a period of 60 days from the date the Company notifies such holders of the

Conversion Event (the Conversion Period), to convert such number of A Preference Shares into New Shares at the Conversion Rate (as defined below), provided that the holders of A Preference Shares shall not be entitled to convert in the aggregate such number of A Preference Shares into New Shares as would represent immediately following such conversion more than 10% of the Ordinary Shares of the Company (taking into account the securities issued in the Conversion Event and treating all convertible securities outstanding as converted into Ordinary Shares) (the Conversion Limit). Simultaneously with such conversion, all A Preference Shares above the Conversion Limit shall be converted into B Preference Shares on a share-for-share basis, and the holders of such shares and the Company shall do all things as are necessary to evidence such conversion, provided that such conversion shall happen automatically and without the need for further action on the part of the Company or any shareholder.

(3)	The Conversion Rate shall be calculated as the issue price paid for the New Shares (on a per share basis) less the following discounts (for the relevant period or part of such period):

Period following the A Original Issue Date:	% Discount:
0-12 months	15%
13-24 months	25%
25-36 months	35%
37-48 months	45%
49-59 months	55%

(4)	For the avoidance of doubt, the New Shares issued under this Article 5.1.5 shall be subject mutatis mutandis to the terms of the Shareholders Agreement and shall have the same characteristics as the New Shares issued in the Conversion Event. Any B Preference Shares issued under this Articles 5.1.5 shall also be subject mutatis mutandis to the terms of the Shareholders Agreement.

5.1.6.	Realisation

In the event of an Asset Sale or Share Sale occurring prior to a Conversion Event, the holders of A Preference Shares shall have the right, in redemption of the A Preference Shares and in priority to all other distributions to be made in connection with the Asset Sale or Share Sale, to receive the A Liquidation Preference for such A Preference Shares, together with an additional premium (if any) equivalent to the lesser of: (i) the aggregate amount of A Original Purchase Price for such shares or (ii) the amount such holders would have received as consideration with respect to Ordinary Shares if the A Preference Shares then in issue had been converted into a number of Ordinary Shares that would be equal to ten percent (10%) of the number of Ordinary Shares in issue immediately prior to the consummation of such Asset Sale or Share Sale (deeming all shares convertible into Ordinary Shares as being so converted and including in such calculation such shares deemed to be issued upon the hypothetical conversion of A Preference Shares pursuant hereto).

5.2.	B Preference Shares

5.2.1.	Attendance at Meetings

The holders of B Preference Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company but shall not have the right to vote or consent with respect to any resolution to be voted upon or adopted by written consent.

5.2.2.	Dividends

(1)	The holders of the B Preference Shares shall be entitled in priority to any payment of dividend on any other class of shares in the Company (other than A Preference Shares) to be paid annually a fixed cumulative preferential dividend at the rate of 9% per annum on the B Original Issue Price for each B Preference Share held by such holder (the B Accruing Dividend), until the same may be reduced pursuant to Article 5.2.2(5)) below.

(2)	The B Accruing Dividend shall accrue annually in arrears on each anniversary of the B Original Issue Date. One third of the dividend (i.e. 3% per annum on the B Original Issue Price) of the B Accruing Dividend shall be paid annually and the remaining two-thirds (i.e. 6% per annum on the B Original Issue Price) of the dividend (the B Deferred Dividend) shall be deferred pending the validation to the holders of the B Preference Shares that the Company has completed the Required Expenditure prior to the Required Expenditure Date.

(3)	Upon the Company’s completion of the Required Expenditure, the Company shall deliver a Required Expenditure Notice to the holders of the B Preference Shares, sending with such notice, such documentation as the Company deems reasonably necessary or appropriate to validate the completion of the Required Expenditure. On the Review Date, the holders of B Preference Shares shall review the Required Expenditure Notice and the documentation provided therewith and shall determine in good faith whether the Required Expenditure has been completed. The Company shall provide the holders of B Preference Shares with such additional information and documentation as such holders may reasonably request in good faith in furtherance of determining whether the Required Expenditure has been completed.

(4)	If the holders of any B Preference Shares then in issue determine in good faith that the Company has not completed the Required Expenditure by the Required Expenditure Date then, notwithstanding any other provision in these Articles, the holders of B Preference Shares shall be entitled:

(a)	immediately following the Required Expenditure Date, to be paid the accrued B Deferred Dividend (from the B Original Issue Date through to the Required Expenditure Date) in respect of the B Preference Shares held by such holder on the Required Expenditure Date; and

(b)	from the Required Expenditure Date until such B Preference Shares are redeemed, cancelled, converted, transferred or otherwise disposed of, to be paid annually a fixed cumulative preferential dividend at the rate of 9% per annum on the B Original Issue Price on the B Preference Shares then held by such holder on the Required Expenditure Date.

(5)	If the holders of any B Preference Shares then in issue determine in good faith that the Company has completed the Required Expenditure by the Required Expenditure Date:

(a)	all B Deferred Dividends on the B Preference Shares shall be deemed to be waived and shall no longer be accrued or payable, and shall not accrue from such point forward; and

(b)	the rate of the B Accruing Dividend shall be reduced to three percent (3%) from the date of completion of the Required Expenditure forward.

(6)	B Accruing Dividends shall be paid annually in arrears on each anniversary of the Review Date.

(7)	In the event of:

(a)	the Company failing to redeem B Preference Shares in accordance with Article 5.2.4 below, the holders of the B Preference Shares shall have the option to require the Company to pay with respect to each B Preference Share which the Company so fails to redeem, in priority to any payment of dividend on any other class of shares other than A Preference Shares the B Accruing Dividend (which shall be increased to, if not then accruing at, the rate of nine percent (9%) on the B Original Issue Price) from the B Redemption Date to the date of actual redemption of such share;

(b)	an Option Breach, the holders of the B Preference Shares shall have the option to require the Company to pay with respect to each B Preference Share then in issue, in priority to any payment of dividend on any other class of shares other than A Preference Shares the B Accruing Dividend (which shall be increased to, if not then accruing at, the rate of nine percent (9%) on the B Original Issue Price) from the date of the Option Breach forward.

(8)	The holders of B Preference Shares shall not be entitled to participate in dividends other than to the extent set out in this Article 5.2.2.

5.2.3.	Repayment of Capital; Liquidation Preference

The holders of B Preference Shares shall have the right on the winding up of the Company to be paid for each B Preference Share the B Original Purchase Price for such share, together with all accrued, unpaid (and unwaived) dividends thereon, whether declared or not, down to the date of payment (the B Liquidation Preference) in priority to payment of any dividends or repayment of capital to the holders of any other shares in the Company other than the A Preference Shares, but shall not be entitled to any further right to participate in profits or assets of the Company.

5.2.4.	Redemption

(1)	The Company shall, subject to the Acts, redeem all B Preference Shares then in issue on the fifth anniversary of the B Original Issue Date (or, if that day is not a business day, on the next succeeding business day) (the B Redemption Date); provided that if, pursuant to the Acts, the Company is unable legally to redeem some or all of the B Preference Shares then due for redemption, then those B Preference Shares the Company cannot then redeem shall be redeemed as soon as the Company becomes capable of doing so as permitted by the Acts. If the Company does not redeem all B Preference Shares then in issue on the B Redemption Date then, until the Company has redeemed all B Preference Shares, it will not make any other distribution to its shareholders. The price to be paid by the Company in redemption of each B Preference Share shall be a sum equal to the B Original Issue Price for such share and all accrued, unpaid (and unwaived) dividends thereon whether declared or not through the date such share is redeemed by the Company (the B Redemption Price).

(2)	In the event of an Option Breach, the holders of the B Preference Shares shall have the option to require the Company to redeem immediately all or a portion of the B Preference Shares (a B Early Redemption); provided that if, pursuant to the Acts, the Company cannot legally redeem some or all of the B Preference Shares then due for redemption, then those B Preference Shares that the Company cannot then redeem shall be redeemed as soon as the Company becomes capable of doing so as permitted by the Acts. If the Company cannot legally redeem some or all of the B Preference Shares then, until the Company has redeemed all such B Preference Shares, it will not make any other distribution to its shareholders. The price to be paid by the Company in redemption of each B Preference Share shall be the B Redemption Price.

6.	Directors’ Authority to Allot Shares: The directors are generally and unconditionally authorised to exercise all powers of the company to allot relevant securities (as defined for the purposes of section 20 of the 1983 Act):

(a)	up to an amount equal to the authorised but unissued share capital of the company; and

(b)	in connection with the Convertible Loan Stock Instrument to allot Convertible Loan Stock Notes up to an aggregate principal amount of €5,000,000 having attached thereto the right on the part of the holders thereof to convert such notes into shares on the terms set out therein.

such authority will expire five years from that date save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such offer or agreement as if the authority conferred hereby had not expired. Section 23(1) of the 1983 Act is hereby excluded in its application in relation to all allotments by the company of equity securities as defined for the purposes of that section.

7.	Pre-emption and Other Rights: The issuance of shares and securities or other interests convertible into shares shall be subject to the provisions in that regard contained in the Shareholders Agreement.

8.	Purchase of Own Shares: Subject to and in accordance with the provisions of the Acts, the Company may purchase its own shares (including any redeemable shares).

9.	Financial Assistance: The Company may give any form of financial assistance which is permitted by the Acts for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in the Company’s holding company and regulation 10 of Part I of Table A will be modified accordingly.

TRANSFER OF SHARES

10.	The instrument of transfer of a fully paid up share need not be signed by or on behalf of the transferee and regulation 22 of Part I of Table A will be modified accordingly.

11.	The transfer of any shares or any interest therein (and the creation of any interest (whether by way of security or otherwise therein) shall be subject to the provisions in that regard contained in the Shareholders Agreement.

GENERAL MEETINGS

12.	General Meetings outside Ireland: The first annual general meeting of the Company may be held in or outside Ireland. Subsequent annual general meetings shall be held in Ireland unless in respect of any particular meeting either all the members entitled to attend and vote at such meeting consent in writing to its being held elsewhere or a resolution providing that it be held elsewhere has been passed at the preceding annual general meeting. Extraordinary general meetings may be held in or outside Ireland. Regulation 47 of Part I of Table A will not apply and regulation 50 will be construed as if the words “within the State” were deleted therefrom.

13.	Auditors’ Requisition: An extraordinary general meeting shall be convened upon the requisition of the Auditors under the circumstances described in section 186 of the 1990 Act, as well as upon the requisition described in regulation 50 of Part I of Table A.

PROCEEDINGS AT GENERAL MEETINGS

14.	Proxies: In regulation 70 of Part I of Table A the words “not less than 48 hours before the time for holding” and “not less than 48 hours before the time appointed for” will be deleted and there shall be substituted therefor the words “before the commencement of” on both occasions.

15.	Poll: A poll may be demanded at any general meeting by any member present in person or by proxy who is entitled to vote thereat and regulation 59 of Part I of Table A will be modified accordingly.

VOTES OF MEMBERS

16.	For so long as:

16.1.	the Company holds shares as treasury shares; or

16.2.	any subsidiary of the Company holds shares in the Company

the Company or the subsidiary as the case may be shall not exercise any voting rights in respect of the shares and regulations 63 to 73 of Part I of Table A will be modified accordingly.

RESOLUTIONS IN WRITING BY MEMBERS

17.	A resolution in writing made pursuant to regulation 6 of Part II of Table A may consist of one document or two or more documents to the same effect each signed by one or more members.

SINGLE-MEMBER COMPANY

18.	If at any time the Company has only one member, that is to say that all the issued shares of the Company are registered in the name of a sole person (whether a natural person or a body corporate), it will be a single-member company within the meaning of the single-member company regulations. If and so long as the Company is a single-member company, the following provisions will apply notwithstanding anything to the contrary in these Articles or Table A:

18.1.	Annual General Meetings: The sole member may decide to dispense with the holding of annual general meetings. Such decision will be effective for the year in which it is made and subsequent years, but nevertheless the sole member or the Auditors may require the holding of an annual general meeting in any such year in accordance with the procedure laid down in the Single-Member Company Regulations.

18.2.	Where a decision to dispense with the holding of annual general meetings is in force, the accounts and the directors’ and Auditors’ reports that would otherwise be laid before an annual general meeting shall be sent to the sole member as provided in the Single-Member Company Regulations, and the provisions of the Acts with regard to the annual return and the accounts which apply by reference to the date of the annual general meeting will be construed as provided in the Single-Member Company Regulations.

18.3.	Quorum at General Meetings: The sole member, present in person or by proxy, is a sufficient quorum at a general meeting.

18.4.	Resolutions of Shareholders: All matters requiring a resolution of the Company in general meeting (except the removal of the Auditors from office) may be validly dealt with by a decision of the sole member. The sole member must provide the Company with a written record of any such decision or, if it is dealt with by a written resolution under regulation 6 of Part II of Table A, with a copy of that resolution, and the decision or resolution shall be recorded and retained by the Company.

18.5.	Contracts with Sole Member: Where the Company enters into a contract with the sole member which is not in the ordinary course of business and which is not in writing, and the sole member also represents the Company in the transaction (whether as a director or otherwise), the directors shall ensure that the terms of the contract are forthwith set out in a written memorandum or are recorded in the minutes of the next directors’ meeting.

19.	If and whenever the Company becomes a single-member company or ceases to be a single-member company, it shall notify the Registrar of Companies as provided in the Single-Member Company Regulations.

DIRECTORS

20.	Number of Directors: The Company will have not less than two directors. Regulation 75 of Part I of Table A will not apply.

21.	No Share Qualification: A director or alternate director will not be required to hold any shares in the Company by way of qualification, and regulation 77 of Part I of Table A will not apply.

22.	Directors’ Right to Attend Meetings: A director who is not a member of the Company will nevertheless be entitled to receive notice of, attend and speak at any general meeting or separate meeting of the holders of any class of shares, and regulation 136 of Part I of Table A will be modified accordingly.

POWERS AND DUTIES OF DIRECTORS

23.	Powers to Borrow and Grant Security: The directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and, subject to section 20 of the 1983 Act, to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party. Regulation 79 of Part I of Table A will not apply.

24.	Interests in Contracts: The obligations of a director to disclose the nature of his interest in any contract or proposed contract with the Company will apply equally to any shadow director who shall declare his interest in the manner prescribed by section 27(3) of the 1990 Act.

25.	Directors’ Contracts: No contract will be entered into by the Company for the employment of, or the provision of services by, a director or a director of a holding company of the Company containing a term to which section 28 of the 1990 Act applies without obtaining the approval provided for in that section, and regulation 85 of Part I of Table A will be modified accordingly.

DISQUALIFICATION OF DIRECTORS

26.	The office of director will be ipso facto vacated if the director:

26.1.	becomes prohibited from being a director of the Company by reason of any declaration or order made under section 150 or 160 of the 1990 Act; or

26.2.	is removed from office by notice in writing served upon him signed by all his co-directors as well as under the circumstances described in regulation 91 of Part I of Table A.

ROTATION AND RE-ELECTION

27.	The directors will not retire at the first annual general meeting or by rotation, or require to be re-elected in general meeting following appointment by the directors. Regulations 92 to 100 inclusive of Part I of Table A will be modified accordingly.

PROCEEDINGS OF DIRECTORS

28.	Committees of Directors: The meetings and proceedings of any committee formed by the directors will be governed by the provisions of these articles regulating the meetings and proceedings of directors so far as the same are applicable and are not superseded by any regulations imposed on such committee by the directors.

29.	Alternate Directors:

29.1.	Any director may from time to time appoint any person to be his alternate. The alternate will be entitled to attend and vote at any meeting of the directors at which the appointer is not personally present and, in the absence of the appointer, to exercise all the powers, rights, duties and authorities of the appointer as a director (other than the right to appoint an alternate hereunder), but will not be entitled to be remunerated otherwise than out of the fees of the appointer. Any appointment under this Article shall be effected by notice in writing given by the appointer to the Secretary. Any appointment so made may be revoked at any time by the appointer by notice in writing given by the appointer to the Secretary, and an alternate’s appointment will ipso facto come to an end if for any reason the appointer ceases to be a director.

29.2.	An alternate may exercise all the powers, rights, duties and authorities of the director appointing him (other than the right to appoint an alternate hereunder).

29.3.	A person may act as an alternate for more than one director and while he is so acting will be entitled to a separate vote for each director he is representing and, if he is himself a director, his vote or votes as an alternate will be in addition to his own vote. An alternate will be counted for the purpose of reckoning whether a quorum is present at any meeting attended by him at which he is entitled to vote, but where he is himself a director or is the alternate of more than one director he will only be counted once for such purpose.

29.4.	Regulation 9 of Part II of Table A will not apply.

30.	Resolutions of Directors and Committees at Electronic Board Meetings:

30.1.	All or any of the directors, or of the members of a Committee, can take part in a meeting of the directors, or of a Committee as the case may be, by the use of conference telephone, video-conferencing or other telecommunications equipment designed to allow all persons participating to hear each other speak (an Electronic Meeting).

30.2.	A person taking part in this way will be counted as being present at the meeting, and an Electronic Meeting will be considered to be a meeting of directors, or of a Committee as the case may be, for the purpose of passing resolutions but not for doing any other act or thing which, under specific requirements of the Acts, must be done at a meeting of directors.

30.3.	The provisions of these regulations, in so far as they relate to the summoning of meetings of directors or of Committees, the appointment and powers of a chairman, the transaction of business, alternates, quorum, voting, adjournment and the keeping of minutes, will apply to an Electronic Meeting as if it were a meeting of directors, or of a Committee as the case may be, at which all those taking part were in the physical presence of each other.

31.	Resolutions in Writing: A resolution in writing signed by each director (or his alternate) will be as valid as if it had been passed at a meeting of the directors duly convened and held. A resolution in writing signed by each member of a Committee (or, in the case of a director, his alternate) will be as valid as if it had been passed at a meeting of that Committee duly convened and held. Such a resolution may consist of one document or two or more documents to the same effect each signed by one or more of the signatories.

BORROWING POWERS

32.	The Directors may, from time to time at their discretion raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company in any manner they think fit. Any debentures, debenture shares, bonds or other securities may be issued at a discount, premium or otherwise, and with any special privileges or rights as to redemption, surrender, drawings, allotment of shares, attending and voting at general meetings of the Company, appointment of Directors, the payment of a proportion of the profits of the Company by way of interest and otherwise.

EXECUTIVE DIRECTORS

33.	The directors may from time to time appoint one or more of themselves to be managing director or any other category of executive director for such period and on such terms as to remuneration or otherwise as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. Regulations 110 and 111 of Part I of Table A will not apply and regulation 112 will apply to all executive directors as it applies to a managing director.

THE SEAL

34.	An alternate who is not also a director will be entitled to sign or countersign an instrument to which the seal is affixed as if he were the director who appointed him, and regulation 115 of Part I of Table A will be modified accordingly.

ACCOUNTS

35.	The company will comply with the provisions of the acts and all other relevant legislation with regard to accounts, and regulations 125 to 129 of Part I of Table A will be modified accordingly.

CAPITALISATION OF PROFITS

36.	The reference in regulation 130 to section 64 of the Act will be construed as a reference to section 207 of the 1990 Act.

AUDITORS

37.	The Auditors will be appointed and removed and their rights and duties regulated in accordance with the Acts. The Auditors will be entitled to attend any general meeting and to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive, and to be heard on any part of the business which concerns them as auditors. Regulation 132 of Part I of Table A will not apply.

NOTICES

38.	A notice to be given by the Company to any person entitled to receive it (the Addressee) shall be in writing and may be given to the Addressee personally, delivered or posted (properly addressed and prepaid) to his registered address or transmitted by telecopier to any telecopier number which the Addressee may have furnished to the company for the purpose. A notice given in a manner referred to in this Article will be deemed to given as follows:

38.1.	if given to the Addressee personally or delivered, when so given or delivered;

38.2.	if posted, in the case of the notice of a meeting, 24 hours after posting or, in any other case, at the time at which the letter would be delivered in the ordinary course of post; or

38.3.	if transmitted by telecopier, when so transmitted provided the correct code or telecopier number is received on the transmission report.

Regulation 133 of Table A will not apply.

INDEMNITY

39.	Subject to the Acts, every director, managing director, agent, auditor, secretary and other officer for the time being of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in relation to his acts while acting in such office, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 391 of the Act in which relief is granted to him by the court. Regulation 138 of Part I of Table A will not apply.

Names, Addresses and Descriptions of Subscribers

Jonathan Anthony O’Connell

18 Belgrave Road

Monkstown

Co. Dublin

Director

Patrick Michael Wall

Cultra,130 Dublin Road

Sutton

Co. Dublin

Director